CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.750% PowerNotes® Due November 15, 2010	$14,328,000	$563.09
6.500% PowerNotes® Due November 15, 2012	$14,338,000	$563.48
TOTAL		$1,126.57

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-150218
Pricing Supplement Number 1148 Dated November 10, 2008
(to Prospectus dated April 11, 2008 and Prospectus Supplement dated April 11, 2008)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HMT4	$14,328,000.00	100.000%	0.400%	$14,270,688.00	FIXED	5.750%	SEMI-ANNUAL	11/15/2010	05/15/2009	$28.91	YES	Senior Unsecured Notes	A2	A	5.750%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HMU1	$14,338,000.00	100.000%	0.750%	$14,230,465.00	FIXED	6.500%	SEMI-ANNUAL	11/15/2012	05/15/2009	$32.68	YES	Senior Unsecured Notes	A2	A	6.500%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

Caterpillar Financial Services Corporation
Offering Dates: November 04, 2008 through November 10, 2008
Trade Date: Monday, November 10, 2008 @12:00 PM ET
Settlement Date: Friday, November 14, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

(3)
The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.